EXHIBIT 99.1

Two River Bancorp Approves New $2 Million Share Repurchase Program

TINTON FALLS, N.J., Jan. 24, 2019 (GLOBE NEWSWIRE) -- Two River Bancorp (Nasdaq: TRCB) (the "Company"), the parent company of Two River Community Bank (the “Bank"), today announced that its Board of Directors has approved a new Share Repurchase Program. Under this new program, the Company may repurchase up to $2.0 million of its common stock from January 31, 2019 to December 31, 2019. This new program replaces the Company’s prior share repurchase program, which expired on December 31, 2018.

Under the 2019 Share Repurchase Program, repurchases will be made from time to time by the Company in the open market as conditions allow, or in privately negotiated transactions. All or part of the repurchases may be implemented under a Rule 10b5-1 trading plan, which would allow repurchases under pre-set terms at times when the Company might otherwise be prevented from doing so under insider trading laws or because of self-imposed blackout periods. All repurchased shares are held as treasury shares and may be reissued under the Company's 2007 Equity Incentive Plan or for other corporate purposes.

Except in the case of repurchases under a Rule 10b5-1 trading plan, the volume, nature, price and timing of the repurchases are at the sole discretion of management, dependent on the stock price, market conditions, applicable securities laws including SEC Rule 10b-18, corporate and regulatory requirements, capital and liquidity needs or other factors. The Board of Directors may suspend, discontinue, terminate, modify, cancel or extend the Share Repurchase Program at any time and for any reason.

About the Company
Two River Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank operates 13 branches along with two loan production offices throughout Monmouth, Union, and Ocean Counties, New Jersey. More information about Two River Community Bank and Two River Bancorp is available at www.tworiver.bank.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements contained herein include, but are not limited to, information regarding the Company’s share repurchase programs. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, those risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2017. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

Investor Contact:
Adam Prior, Senior Vice President
The Equity Group Inc.
Phone: (212) 836-9606
Email: aprior@equityny.com

Media Contact:
Adam Cadmus, Marketing Director
Two River Community Bank
Phone: (732) 982-2167
Email: acadmus@tworiverbank.com